Exhibit 5.1

January 24, 2019

Autodesk, Inc.
111 McInnis Parkway
San Rafael, California 94903

Re:	Registration Statement on Form S-8 for Autodesk, Inc.
Amended and Restated BuildingConnected, Inc. 2013 Stock Plan

Ladies and Gentlemen:

We have acted as special securities counsel to Autodesk, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”), with respect to the registration by the Company of 116,279 shares (the “Shares”) of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), issuable pursuant to the Amended and Restated BuildingConnected, Inc. 2013 Stock Plan (the “Plan”), which the Company assumed in connection with that certain Agreement and Plan of Merger, dated as of December 19, 2018 (the “Merger Agreement”), by and among the Registrant, Blanton Acquisition Corp., BuildingConnected, Inc. (“BuildingConnected”) and Shareholder Representative Services LLC as Stockholder Representative.

In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Merger Agreement, the Plan, the corporate proceedings with respect to the issuance, offering and sale of the Shares and such other corporate records, agreements, documents and instruments and certificates or comparable documents of public officials and officers and representatives of the Company as we have deemed necessary or appropriate for the expression of the opinions contained herein.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the legal capacity of all natural persons signing such documents, the due authority of all parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan. We have also assumed that at the time of each issuance of Shares, there will be a sufficient number of shares of Common Stock authorized for issuance under your Certificate of Incorporation, as amended, that have not otherwise been issued or reserved or committed for issuance.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally issued, fully-paid and non-assessable.

The foregoing opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We consent to the use of this opinion as an exhibit to the Registration Statement. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ BAKER & McKENZIE LLP

BAKER & McKENZIE LLP